Exhibit 10.9

HOUSTON, WESTCHASE RESIDENCE INN (TEXAS)

MANAGEMENT AGREEMENT

by and between

RESIDENCE INN BY MARRIOTT, INC.

as “MANAGER”

and

WESTEL PROPERTIES II, LTD., A TEXAS LIMITED PARTNERSHIP

as “OWNER”

Dated as of April 8, 1996

[As Amended]

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6.04	Force Majeure	15

Article VII – Taxes

7.01	Real Estate and Personal Property Taxes	15

Article VIII – Ownership of the Inn

8.01	Ownership of the Inn	16

8.02	Subordination, Nondisturbance and Attornment	17

8.03	No Covenants, Conditions or Restrictions	18

8.04	Liens; Credit	19

Article IX – Defaults

9.01	Events of Default	19

9.02	Remedies	21

9.03	Additional Remedies	21

Article X – Assignment and Sale

10.01	Assignment	22

10.02	Sale of the Inn	22

Article XI – Miscellaneous

11.01	Right to Make Agreement	25

11.02	Consents	25

11.03	Agency	25

11.04	Applicable Law	26

11.05	Recordation	26

11.06	Headings	26

11.07	Notices	27

11.08	Environmental Matters	27

11.09	Confidentiality	28

11.10	Projections	29

11.11	Actions to be Taken Upon Termination	29

11.12	Trademarks, Trade Names and Service Marks	31

11.13	Waiver	32

11.14	Partial Invalidity	32

11.15	Survival	32

11.16	Negotiation of Agreement	32

11.17	Approval by Manager’s Board of Directors	32

11.18	Entire Agreement	33

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Article XII – Definition of Terms

12.01	Definition of Terms	33

Exhibit A - The “Site”
Exhibit B - Equity Interest in Owner
Exhibit C - Construction and Pre-Opening

iii

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) is executed as of the 8th day of April, 1996 (“Effective Date”) by WESTEL PROPERTIES II, LTD. (“Owner”), a Texas limited partnership with a mailing address at One Spurling Plaza, 12850 Spurling Rd., #114, Dallas, Texas 75230 and RESIDENCE INN BY MARRIOTT, INC. (“Manager”), a Delaware corporation, with a mailing address at 10400 Fernwood Road, Bethesda, Maryland 20817.

RECITALS:

A.    Owner is or will be the owner of fee title to the parcel of real property (the “Site”) described on Exhibit A attached to this Agreement and incorporated herein. Owner will improve the Site with a building or buildings containing 120 Suites, a common area lobby, meeting rooms, administrative offices, and certain other amenities and related facilities (the “Buildings”). The Site and the Buildings to be constructed thereon by Owner, in addition to certain other rights, improvements, and personal property as more particularly described in Section 12.01 hereof, are collectively referred to as the “Inn.”

B.    Owner desires to engage Manager to manage and operate the Inn for the account of Owner, and Manager desires to accept such engagement upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, Owner and Manager agree as follows:

ARTICLE I

APPOINTMENT OF MANAGER

1.01    Appointment.

Owner hereby appoints and employs Manager as Owner’s exclusive agent to supervise, direct and control the management and operation of the Inn throughout the Term. Manager accepts said appointment and agrees to manage the Inn during the Term in accordance with the terms and conditions of this Agreement upon completion of construction of the Inn in accordance with the Plans (as approved by Manager) and this Agreement. The performance of all activities by Manager under this Agreement shall be for the account of Owner. During the Term, the Inn shall be known as a “Residence Inn” or “Residence Inn by Marriott” or “Marriott Residence Inn,” with such additional identification as may be necessary to provide local identification. If the name of the “Residence Inn by Marriott” System is changed, Manager will change the name of the Inn to conform thereto. All capitalized terms shall have the meaning ascribed to them in Article XII hereof.

1.02    Management of the Inn

A.    Owner and Manager agree that their rights and obligations under this Agreement with respect to the construction and pre-opening stages of the Inn shall be governed by the Addendum attached hereto which is deemed to be an integral part of this Agreement, in addition to those provisions in this Agreement that are otherwise generally applicable during the Term of this Agreement.

B.    Manager shall manage the Inn under standards comparable to those prevailing in other inns in the System, including all activities in connection therewith which are customary and usual to such an operation; provided, however, that the determination to serve beer, wine an/or liquor at the Inn shall be solely with the discretion of Manager and subject to compliance with applicable laws. Manager shall, in connection with the Inn and in accordance with standard’s comparable to those prevailing at other inns in the System and other terms of this Agreement, perform each of the following functions (provided that in all cases, except as otherwise specifically set forth in this Agreement, the costs and expenses of performing such functions shall be Deductions):

1.    Recruit, employ, supervise, direct and (when appropriate) discharge all of the employees at the Inn.

2.    Establish prices, rates and charges for services provided in the Inn, including Suite rates.

3.    Establish and revise, as necessary, administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit, and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner.

4.    Manage expenditures to replenish Inventories, Fixed Asset Supplies, payments on accounts payable and collection of accounts receivable.

5.    Arrange for and supervise public relations and advertising, and prepare marketing plans.

6.    Procure (as agent for Owner) all Inventories and replacement Fixed Asset Supplies.

7.    Prepare and deliver interim accountings, annual accountings, Annual Operating Projections, Building Estimates, Repairs and Equipment Estimates, and such other information as is required by this Agreement.

8.    Plan, execute and supervise repairs and maintenance at the Inn.

9.    Provide, or cause to be provided, risk management services relating to the types of insurance required to be obtained or provided by Manager under this Agreement.

10.    Obtain and keep in full force and effect, either in its own name on behalf of Owner or in Owner’s name, as may be required by applicable law, any and all licenses and permits to the extent same is within the control of Manager (or, if same is not within the control of Manager, Manager shall use all due diligence and reasonable efforts to obtain and keep same in full force and effect).

11.    Reasonably cooperate (provided that Manager shall not be obligated to enter into any amendments of this Agreement) with Owner in any attempt(s) by Owner to effectuate a Sale of the Inn (provided that nothing herein shall affect the provisions of Section 10.02), or to obtain any Mortgage.

C.    The operation of the Inn shall be under the exclusive supervision and control of Manager which, except as otherwise specifically provided in the Agreement, shall be responsible for the proper and efficient operation of the Inn. Manager shall have discretion and control, free from interference, interruption or disturbance, in all matters relating to management and operation of the Inn, including, without limitation, the following: charges for Suites and commercial space; credit policies; food and beverage services; employment policies; granting of leases, subleases, licenses and concessions for shops and agencies within the Inn, provided that the term of any such lease, sublease, license or concession shall not exceed the Term of this Agreement; receipt, holding and disbursement of funds; maintenance of bank accounts; procurement of Inventories (including initial inventories), supplies and services; promotion and publicity; payment of costs and expenses as are specifically provided for in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Inn; and, generally, all activities necessary for operation of the Inn.

D.    Manager shall use reasonable efforts to comply with and abide by all applicable laws and regulations pertaining to its operation of the Inn, provided that Manger shall have the right, but not the obligation, in its reasonable discretion, to contest or oppose, by appropriate proceedings, any such laws and regulations. All costs and expenses of such compliance shall be paid from Gross Revenues as Deductions in the computation of Operating Profit or from the Reserve, whichever is applicable, and the reasonable expenses of any such contest shall be paid from Gross Revenues as Deductions.

1.03    Services Provided by Manager

Commencing with the Partial Opening Date and thereafter during the Term of this Agreement, Manager shall cause to be furnished the following services:

A.    System financial planning and policy services; product planning and development; human resources management and planning for the System (but not any particular inn within the System); protection of the “Marriott Residence Inn,” “Residence Inn by Marriott,” and “Residence Inn” trade names, trademarks, logos and servicemarks; and the development and implementation of Manager’s technical and operational programs designed for the periodic inspection and consultation visits to the inns in the System (but not the services of the personnel of the Architecture and Construction Division of Marriott providing architectural, technical or procurement services for the Inn) (collectively, “System Services”);

B.    Marriott corporate planning and policy services, Marriott financing planning and corporate financial services, Marriott corporate executive management, in-house legal services pertaining to Marriott corporate matters, and protection of the “Marriott” trade name, logos, trademarks, and service marks (“Central Office Services”); and

C.    Certain services which are furnished generally on a central or regional basis to other inns in the System which are managed by Manager, Marriott, or any Affiliate, and which benefit each Inn as a participant in the System as follows: (i) certain division executive management; (ii) programs for training and manpower development; computer payroll, accounts payable, property and other accounting services; and (iii) such additional central or regional services as may from time to time be furnished for the benefit of inns in the “Residence Inn by Marriott” System or in substitution for services required at individual inns which may be more efficiently performed on a group basis (“Chain Services”).

1.04    Employees

All personnel employed at the Inn shall at all times be the employees of Manager. Manager shall have absolute discretion with respect to all personnel employed at the Inn, including, without limitation, decisions regarding hiring, promoting, transferring, compensating, supervising, terminating, directing and training all employees at the Inn, and, generally, establishing and maintaining all policies relating to employment. Manager shall decide which, if any, of the employees of the Inn shall reside at the Inn, and shall be permitted to provide free accommodations and amenities to its employees and representative living at or visiting the Inn in connection with its management or operation. No person shall otherwise be given gratuitous accommodations or services without prior joint approval of Owner and Manager except in accordance with usual practices of the hotel and travel industry.

1.05    Owner’s Right to Inspect

Owner and its agent shall have access to the Inn at any and all reasonable times for the purpose of inspection or showing the Inn to prospective purchaser, tenants or Mortgagees.

1.06    Quarterly Meetings

At Owner’s request, Manager shall make the Inn’s property manager team available to meet with Owner on a quarterly basis to discuss the pre-opening budget, Annual Operating Projection, FF&E Reserve Repair and Equipment Budget, Fixed Asset Supplies, Working Capital and any other items reasonably related to the operation of the Inn which Owner wishes to discuss. Manager agrees to give good faith consideration to any suggestion or request Owner may have.

ARTICLE II

TERM

2.01    Term

The term of this Agreement shall be from the Effective Date to the expiration of the Term. With respect to the Inn, the “Term” shall consist of an “Initial Term” and the “Renewal Term(s).” The “Initial Term” shall begin on the Effective Date, and, unless sooner terminated as provided in this Agreement, shall continue until the expiration of the twentieth (20th) Fiscal Year after the Opening Date. For purposes of the preceding sentence, the first full Fiscal Year after the Opening Date occurs shall be counted as the first of such twenty (20) Fiscal Years. The Term may thereafter be renewed by Manager, at its option (on the same terms and conditions contained in this Agreement), for one (1) successive period of ten (10) Fiscal Years (“Renewal Term”). If Manager elects to exercise such option to renew, it shall deliver written notice to the effect to Owner at least twelve (12) months prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be.

2.02    Owner’s Right to early Termination

A.    Subject to the provisions of subsections 2.02.B and 2.02.C, Owner shall have the right to terminate this Agreement if, in any period of two (2) consecutive Included Years commencing after the last day of the third (3rd) full Fiscal Year after the Opening Date, annual Operating Profit for each of such consecutive Included Years shall be less than Eight Hundred Thousand, Nine Hundred Twenty-Eight Dollars ($800,928.00).

B.    Owner may exercise its right to terminate this Agreement as set forth in Section 2.02.A by sending written notice to Manager within sixty (60) days after Owner receives the annual statement described in Section 4.01.B for the second consecutive Included Year in such biannual period. If Manager does not elect to avoid Termination pursuant to subsection C below, this Agreement shall terminate at the close of the sixth (6th) full Accounting Period following the date upon which Manager receives written notice of Owner’s intent to terminate this Agreement. Owner’s failure to exercise its right to terminate the Agreement for such reason shall not be deemed and estoppel or a waiver of Owner’s right to terminate this Agreement at any subsequent period of two (2) consecutive Included Years to which this Section may apply.

C.    Upon receipt of Owner’s notice of its intention to terminate this Agreement for the reasons set forth in subsection A above, Manager shall have the option, subject to the limitation set forth in subsection 2.02.D, to avoid such Termination by paying to Owner the amount by which the amount set forth in Section 2.02.A for each of the two (2) Included Years exceeds Operating Profit for the two (2) Included Years in question (a “Cure Amount”). Any amounts so paid by Manager shall not be recoverable by Manager. Manager shall pay such Cure Amount to Owner within thirty (30) days after receipt of Owner’s notice of intent to terminate this Agreement, in which event Owner’s notice of intent to terminate shall be void and of no force and effect and this Agreement shall not terminate. The voiding of such notice to terminate, however, shall not affect the right of Owner, as to each subsequent Included Year to which subsection A applies, to again elect to terminate this Agreement pursuant to the provisions of this Section 2.02 (which subsequent election shall again be subject to Manager’s rights under this subsection C); provided, however, that neither of the two (2) Included Years for which Manager has paid a Cure Amount shall again be considered an Included Year for purposes of Section 2.02.A. If Manager does not exercise its option to make the payment permitted by this subsection C, then this Agreement shall be terminated as of the date set forth in subsection B.

D.    Manager shall have the option to pay the Cure Amount and avoid Termination as set forth in subsection 2.02.C twice. If the conditions giving rise to Owner’s right to terminate as set forth in subsection 2.02.A occur again after Manager has paid the Cure Amount a second time, Manager shall have no further right to pay a Cure Amount and avoid such Termination.

ARTICLE III

COMPENSATION OF MANAGER

3.01    Management Fees

In consideration of services to be performed during the Term of this Agreement, Manager shall be paid the sum of the following as its management fees:

A.    the Base Management Fee; plus

B.    the Residence Inn System Fee; plus

C.    the Incentive Management Fee.

Manager shall retain out of Gross Revenues an amount equal to the Base Management Fee plus the Residence Inn System Fee.

3.01    OPerating Profit

In each Fiscal Year, Operating Profit shall be distributed to Owner and to Manager in the following order of priority:

A.    An amount equal to Owner’s Priority shall be paid to Owner; thereafter

B.    The Incentive Management Fee shall be paid to Manager; and thereafter

C.    Any remaining balance of Operating Profit shall be paid to Owner.

ARTICLE IV

ACCOUNTING, BOOKKEEPING AND BANK ACCOUNTS

4.01    Accounting Interim Payment and Annual Reconciliation

A.    Within twenty (20) days after the close of each Accounting Period, Manager shall deliver an interim accounting to Owner showing Gross Revenues, Deductions, Operating Profit, and applications and distributions thereof. Manager shall transfer with each accounting any interim amounts due Owner and shall retain any interim amounts due Manager under Section 3.01.

B.    Calculations and payments of the Incentive Management Fee, the Base Management Fee, the Residence Inn System Fee, and distributions of Operating Profit made with respect to each Accounting Period within a Fiscal Year shall be accounted for cumulative. Within sixty (60) days after the end of each Fiscal Year, Manager shall deliver to Owner a statement in reasonable detail summarizing the operations of the Inn for the immediately preceding Fiscal Year and a certificate of Manager’s chief accounting officer certifying that such year-end statement is true and correct. The parties shall, within five (5) business days after Owner’s receipt of such statement, make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are needed because of the final figures set forth in such statement. Such final accounting shall be controlling over the interim accountings. No adjustment shall be made for any Operating Loss or Operating Profit in a preceding or subsequent Fiscal Year.

C.    To the extent there is an Operating Loss for any Accounting Period, additional funds in the amount of any such Operating Loss shall be provided by Owner within twenty (2) days after Manager has delivered written notice thereof to Owner. If Owner does not so fund such Operating Loss within the twenty (20) day time period, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw an amount equal to such Operating Loss from future disbursements of funds otherwise due to Owner. Furthermore, if Owner fails to fund a deficiency upon request by Manager, Manager may also withdraw interest upon such sum from the date payment was due until repayment to Manager at a rate equal to the Prime Rate plus three (3) percentage points.

4.02    Books and Records

Books of control and account pertaining to operations at the inns hall be kept on the accrual basis and in all material respects in accordance with the Uniform System of Accounts, with the exceptions provided in the Agreement. Owner may at reasonable intervals during Manager’s normal business hours examine such records. If Owner desires, at its own expense, to audit, examine, or review the annual operating statement which is described in Section 4.01.B, Owner shall notify Manager in writing within sixty (60) days after receipt of such statement of its intention to audit and begin such audit no sooner than thirty (30) days and no later than sixty (60) days after Manager’s receipt of such notice. Owner shall complete such audit within ninety (90) days after commencement thereof. If Owner does not make such an audit, then such statement shall be deemed to be conclusively accepted by Owner as being correct, and Owner shall have no right thereafter, except in the event of fraud by Manager, to question or examine the same. If any audit by Owner discloses and understatement of any amounts due Owner, Manager shall promptly pay Owner such amounts found to be due, plus interest thereon (at the Prime Rate plus one percent (1%) per annum) from the date such amounts should originally have been paid. If, however, the audit disclosed that Manager has not received any amounts due it, Owner shall pay Manager such amounts, plus interest thereon (at the Prime Rate plus one percent (1%) per annum) from the date such amounts should originally have been paid. Any dispute concerning the correctness of an audit shall be settled by arbitration, in accordance with the then current rules of the American Arbitration Association.

4.03  Accounts, Expenditures

A.  All escrow reserve accounts and funds derived from operation of the Inn shall b e deposited by Manager in a bank account(s) in a bank designated by Manager. Withdrawals from said accounts shall be made solely by representatives of Manager whose signatures have been authorized. Reasonable petty cash funds shall be maintained at the Inn.

B.  All payments made by Manager hereunder shall be made from authorized bank accounts, petty cash funds, or from Working Capital. Manager shall not be required to make any advance or payment to or for the account of Owner except out of such funds, and Manager shall not be obligated to incur any liability or obligation for Owner’s account without assurances satisfactory to Manager that necessary funds for the discharge thereof will be provided by Owner. In any event, if any such liability or obligation is incurred by Manager for Owner’s account, Manager shall have the option to deduct such amounts from Owner’s share of Operating Profit if Owner has not fully reimbursed Manager for said amounts within ten (10) days after Owner’s receipt of notice from Manager that said amounts are due.

C.  Debts and liabilities incurred by Manager as a result of its operation and management of the Inn pursuant to the terms hereof, whether asserted before or after Termination, will be paid by Owner to the extent funds are not available for that purpose from Gross Revenues; Owner shall indemnify, defend and hold Manager harmless from and against all loss, costs, liability, and damage (including, without limitation, attorneys’ fees and expenses) arising from Owner’s failure to pay such debts and liabilities; and the provisions of this Section 4.03.C shall survive Termination.

4.04  Annual Operating Projection

Manager shall deliver to Owner for its review, at least thirty (30) days prior to the beginning of each Fiscal Year after the first Fiscal Year following the Opening Date, and “Annual Operating Projection.” Such projection shall project the estimated Gross Revenues, departmental profits, Deductions, and Operating Profit for the forthcoming Fiscal Year for the Inn. Manager shall endeavor to adhere to the Annual Operating Projection. It is understood, however, that the Annual Operating Projection is an estimate only and that unforeseen circumstances such as, but not limited to, the costs of labor, material, services and supplies, casualty, operation of law, or economic and market conditions may make adherence to the

Annual Operating Projection impracticable, and Manager shall be entitled to depart therefrom due to causes of the foregoing nature.

4.05  Working Capital

Owner shall from time to time during the Term promptly, but no later than ten (10) days after request by Manager, advance any additional funds, over and above those required pursuant to the Addendum attached hereto, necessary to maintain Working Capital at levels determined by Manager to be reasonably necessary to satisfy the needs of the Inn as its operation may from time to time require. All funds so advanced for Working Capital shall be utilized by Manager on behalf of Owner for the purposes of this Agreement pursuant to cash-management policies established for the System. Upon Termination, Manager shall, except as otherwise provided in this Agreement, return to Owner any unused Working Capital.

4.06  Fixed Asset Supplies

Owner shall from time to time during the Term promptly, but no later than twenty (20) days after written request by Manager, advance any additional funds, over and above those required pursuant to the Addendum attached hereto, necessary to maintain Fixed Asset Supplies at levels determined by Manager to be necessary to satisfy the needs of the Inn as its operation may from time to time require. Fixed Asset Supplies shall remain the property of Owner throughout the term of this Agreement and upon Termination except for Fixed Asset Supplies purchased by Manager pursuant to Section 11.11.E.

ARTICLE V

REPAIRS, MAINTENANCE AND REPLACEMENTS

5.01 Repairs and Maintenance to be Paid from Gross Revenues

Manager shall maintain the Inn in good repair and condition and in conformity with applicable laws and regulations and shall make or cause to be made such routing maintenance, repairs and minor alterations as it determines are necessary for such purposes. The phrase “routine maintenance, repairs, and minor alterations” as used in this Section 5.01 shall include only those which are normally expensed under generally accepted accounting principles. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues (and not from the Reserve) and shall be treated as a Deduction in determining Operating Profit.

5.02  Repairs, Maintenance and Equipment Replacements to be Paid from Reserve

A.     Manager shall establish an escrow reserve account (the “Reserve”), in a bank or similar institution reasonably acceptable to both Manager and Owner, to cover the cost of:

1.  replacements and renewals related to the FF&E at the Inn; and

2.  routine or non-major repairs and maintenance to the Buildings which are normally capitalized (as opposed to expensed) under generally accepted accounting principles, such as exterior and interior repainting; resurfacing building walls, floors, roofs and parking areas; and replacing folding walls and the like.

B.    During the first Fiscal Year, Manager shall transfer into the Reserve an amount equal to one percent (1%) of Gross Revenues for such Fiscal Year; during the second Fiscal Year, Manager shall transfer into the Reserve an amount equal to three percent (3%) of Gross Revenues for such Fiscal Year; commencing with the beginning of the third Fiscal Year and for all Fiscal Years thereafter; subject to the provisions of subsection E below, Manager shall transfer into the Reserve an amount equal to five percent (5%) of Gross Revenues for each such Fiscal Years. Transfers into the Reserve shall be made at the time of each interim accounting described in Section 4.01 hereof. All amounts transferred to the Reserve shall be deducted from Gross Revenues in determining Operating Profit and shall be deposited in the special Reserve account described in Section 5.02.A.

C.    Manager shall from time to time make such (1) replacements and renewals to the FF&E of the Inn, and (2) repairs to each Building of the nature described in Section 5.02.A.2, as it deems necessary, up to the balance in the Reserve. No expenditures will be made in excess of said balance without the approval of Owner. At the end of each Fiscal Year, any amounts remaining in the Reserve shall be carried forward to the next Fiscal Year. Proceeds from the sale of FF&E no longer necessary to the operation of the Inn shall be added to the Reserve. The Reserve will be kept in an interest-bearing account, and any interest which accrues thereon shall be retained in the Reserve. Neither (1) proceeds from the disposition of FF&E, nor (2) interest which accrues on amounts held in the Reserve, shall (a) result in any reduction in the required contributions to the Reserve set forth in subsection B above, nor (b) be included in Gross Revenues.

D.    Manager shall prepare an estimate (“Repairs and Equipment Estimate”) of the expenditures necessary for (1) replacements and renewals to the FF&E of the Inn, and (2) repairs to each Building of the nature described in Section 5.02.A.2, during the ensuing Fiscal Year and shall deliver the Repairs and Equipment Estimate to Owner at the same time it submits the Annual Operating Projection described in Section 4.05. The Repairs and Equipment Estimate shall also indicate the estimated time schedule for making such replacements and renewals.

E.    As the Inn ages, these percentages may not be sufficient to keep the Reserve at the levels necessary to make the replacements and renewals to the FF&E of the Inn, or to make the repairs to the Buildings of the nature described in Section 5.02.A.2, which are required to maintain the Inn in accordance with Manager’s standards therefor. If the Repairs and Equipment Estimated prepared in good faith by Manager exceeds the available funds in the Reserve, Owner shall:

1.   agree in writing to increase the annual percentage in Section 5.02.B to provide the additional funds required, or

2.  make a lump sum contribution to the Reserve in the necessary amount; such amount shall be fully repaid without interest to Owner from Gross Revenues in equal installments over the period of the next sixty-five (65) Accounting Periods, and such installment repayments shall be Deductions.

A failure or refusal by Owner to either agree in writing to 1 above or provide the additional funds required in accordance with 2 above within sixty (60) days after Manager’s request therefor shall entitle Manager to notify Owner in writing that it will terminate this Agreement and this Agreement shall terminate as of the date that is one hundred eighty (180) days after the date of Owner’s receipt of Manager’s notice.

5.03  Major Repairs, Alterations, Improvements, Renewals and Replacements to be Funded by Owner

A.    Manager shall prepare an annual estimate (the “Building Estimate”) of the expenses necessary for nonroutine or major repairs, alterations, improvements, renewals and replacements (which repairs, alterations, improvements, renewals and replacements are not among those referred to in Section 5.02.A.2) to the Inn including, without limitation, the structure, the exterior façade, the mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation elements of each of the Inn buildings, and other nonroutine repairs and maintenance to the Buildings. Manager shall submit the Building Estimate to Owner for its approval at the same time the Annual Operating Projection is submitted. Manager shall not make any expenditures for such purposes without the prior written consent of Owner unless otherwise permitted herein. Owner shall not unreasonably withhold its consent with respect to such changes, repairs, alterations, improvements, renewals or replacements to the Inn as are (1) required, in Manager’s reasonable judgment, to keep the Inn in a first-class, competitive, efficient and economical operating condition, or (2) required by reason of any law, ordinance, regulation, or order of a governmental authority having jurisdiction, or otherwise required for the continued safe and orderly operation of the Inn, including the removal of Hazardous Materials in compliance with all Environmental Laws (as more particularly described in Section 11.08). In the event of the receipt by Manager of a governmental order or other circumstances described in (2) above, Manager shall give Owner notice thereof within five (5) business days thereafter or sooner if circumstances reasonably warrant; Manager shall be authorized to take appropriate remedial action without receiving Owner’s prior consent as follows: (i) in an emergency threatening the Inn, its guests, invitees or employees; or (ii) if the continuation of the given condition will subject Manager and/or Owner to civil or criminal liability, and Owner has either failed to remedy the situation or has failed to take appropriate legal action to stay the effectiveness of any such law, ordinance, regulation or order. Manager shall cooperate with Owner in the pursuit of any such action and shall have the right to participate therein.

B.    The cost of all repairs, alterations, improvements, renewals or replacements referred to in this Section 5.03 (including the expenses incurred by either Owner or Manager in connection with any civil or criminal proceeding described above shall be borne solely by Owner, and shall not be paid from Gross Revenues nor from the Reserve.

C.    If Owner fails to approve and fund any proposed expenditures described in Section 5.03.A(1) or (2) within sixty (60) days after the submission to Owner of the request therefor, Manager shall have the option of terminating this Agreement upon six (6) months’ written notice to Owner.

5.04  Ownership of Replacements

All repairs, alterations, improvements, renewals or replacements made pursuant to Article V, and all amounts kept in the Reserve, shall, except as otherwise provided in this Agreement, be the property of Owner.

ARTICLE VI

INSURANCE, DAMAGE, CONDEMNATION AND FORCE MAJEURE

6.01  Insurance

A.    Manager shall, commencing with the Opening Date and thereafter during the Term of the Agreement, procure and maintain, either with insurance companies of recognized responsibility or by legally qualifying itself as a self insurer, a minimum of the following insurance:

1.  Property insurance on the Building(s) and contents against loss or damage by fire, lightning and all other risks covered by the usual extended coverage endorsement, all in an amount not less than ninety percent (90%) of the replacement cost thereof;

2.  Boiler and machinery insurance against loss or damage from explosion of boilers or pressure vessels to the extent applicable to the Inn;

3.  Business interruption insurance covering loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in Sections 6.01.A.1 and 2 of a type and in amounts as are generally established by Manager at similar inns it owns, leases or manages under the Residence Inn name in the United States;

4.  General liability insurance against claims for bodily injury, death or property damage occurring on, in, or about the Inn, and automobile liability insurance on vehicles operated in conjunction with the Inn, with a combined single limit for each occurrence of not less than Twenty Five Million ($25,000,000);

5.  Workers’ compensation and employer’s liability insurance as may be required under applicable laws covering all of Manager’s employees at the Inn;

6.  Fidelity bonds, with reasonable limits to be determined by Manager, covering its employees in job classifications normally bonded in other similar inns it leases or managers under the Residence Inn name in the United States or as otherwise required by law, and comprehensive crime insurance to the extent Manager and Owner mutually agree it is necessary for the Inn; and

7.  Such other insurance in amounts as Manager in its reasonable judgment deems advisable for protection against claims, liability and losses arising out of or connected with the operation of the Inn.

B.    All insurance described in Section 6.01.A may be obtained by Manager by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies substantially fulfill the requirements specified in this Agreement.

C.    Manager may self insure or otherwise retain such risks or portions thereof as it does with respect to other similar inns it owns, leases or manages under the Residence Inn name in the United States.

D.    All policies of insurance required under Section 6.01.A shall be carried in the name of Manager. The policies required under Sections 6.01.A.1, 2, 3 and 4 shall include the Owner as an additional insured. Upon notice by the Owner, Manager shall also have the policies required under Sections 6.01.a.1, 2, and 3 include any Mortgagee on the Inn as an additional insured. Any property losses thereunder shall be payable to the respective parties as their interests may appear. Any Mortgage on the Inn shall contain provisions to the effect that proceeds of the insurance policies required to be carried under Sections 6.01.A.1 and 2 shall be available for repair and restoration of the Inn.

E.    Manager shall deliver to Owner certificates of insurance with respect to all policies so procured and, in the case of insurance policies about to expire, shall deliver certificates with respect to the renewal thereof. All certificates of insurance provided for under this Section 9.01 shall, to the extent obtainable, state that the insurance shall not be canceled or materially changed without at least thirty (30) days’ prior written notice to the certificate holder.

F.    Insurance premiums and any other costs or expenses with respect to the insurance or self-insurance required under Section 6.01.A, including any Insurance Retention (as defined below), shall be paid from Gross Revenues as Deductions. Such premiums and costs shall be allocated on an equitable basis to the inns participating under Manager’s blanket insurance or self-insurance programs. Any additional reserves, losses, costs or expenses which are not covered by the insurance provided for in this Agreement shall be paid by Owner from its own funds and not from Gross Revenues or from the Reserve. Upon Termination, an escrow fund in an amount acceptable to Manager shall be established from Gross Revenues to cover the amount of any Insurance Retention and all other costs which will eventually have to be paid by either Owner or Manager with respect to pending or contingent claims, including those which arise after Termination for causes arising during the Term of the Agreement. If Gross Revenues are insufficient to meet the requirements of such escrow fund, then Owner shall deliver to Manager, within ten (10) days after receipt of Manager’s written request therefor, the sums necessary to establish such escrow fund; and if Owner fails to timely deliver such sums to Manager, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw the amount of such expenses from the Reserve, the Working Capital funds or any other funds of Owner held by or under the control of Manager. For purposes of this Section 6.01.F, “Insurance Retention” shall mean the amount of any loss or reserve under Manager’s blanket insurance or self-insurance programs which is allocated to the Inn, not to exceed the higher of (A) the maximum per occurrence limit established for similar hotels participating in such programs, or (B) the insurance policy deductible on any loss which may fall within high hazard classifications as mandated by the insurer (e.g., earthquake, flood, windstorm on coastal properties, etc.). If the Inn is not a participant under Manager’s blanket insurance or self-insurance programs, “Insurance Retention” shall mean the amount of any loss or reserve allocated to the Inn, not to exceed the insurance policy deductible.

6.02    Damage and Repair

A.    If during the Term, the Inn is damaged or destroyed by fire, casualty or other cause, Owner shall, at its cost and expense and with all reasonable diligence, repair or replace the damaged or destroyed portion of the Inn to the same condition as it existed previously and Manager shall have the right to discontinue operating the Inn to the extent it deems necessary to comply with applicable law, ordinance, regulation or order or as necessary for the safe and orderly operation of the Inn. To the extent available, proceeds from the insurance described in this Agreement shall be applied to such repairs or replacements.

B.    In the event damage or destruction to the Inn from any cause materially and adversely affects the operation of the Inn and Owner fails to promptly commence and complete the repairing, rebuilding or replacement of the same so that the Inn shall be substantially the same as it was prior to such damage or destruction, Manager may, at its option, elect to either undertake such work for the account of Owner or terminate the Agreement by written notice to Owner and this Agreement shall terminate on the date that is sixty (60) days after receipt of such written notice by Owner.

6.03    Condemnation

A.    In the even all or substantially all of the Inn shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Inn shall be so taken, but the result is that it is unreasonable to continue to operate the Inn in accordance with the standards required by this Agreement, this Agreement shall terminate. Owner and Manager shall each have the right to initiate such proceedings as they deem advisable to recover any damages to which they may be entitled.

B.    In the event a portion of the Inn shall be taken by the events described in Section 6.03 A, or the entire Inn is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate the Inn, this Agreement shall not terminate. However, so much of any award for any such partial taking or condemnation as shall be necessary to render the Inn equivalent to its condition prior to such event shall be used for such purpose; and Manager shall have the right to discontinue operating the Inn to the extent it deems necessary for the safe and orderly operation of the Inn.

6.04    Force Majeure

If acts of God, acts of war, civil disturbance, or governmental action, including the withdrawal or revocation of any license or revocation of any license or permit that materially affects the operation of the Inn when such withdrawal or revocation is not due to Manager’s fault, or any other causes beyond the control of Manager (collectively, “Force Majeure”) shall, in Manager’s reasonable opinion, have a significant adverse effect upon operations of the Inn, then Manager shall be entitled to terminate the Agreement on sixty (60) days written notice to Owner.

ARTICLE VII

TAXES

7.01    Real Estate and Personal Property Taxes

A.    Except as specifically set forth in subsection B below, all real estate and personal property taxes, levies, assessments and similar charges on or relating to the Inn “Impositions”) during he Term shall be paid by Manager from Gross Revenues, before any fine, penalty, or interest is added thereto or lien placed upon the Inn or upon the Agreement, unless payment thereof is in good faith being contested and enforcement thereof is stated. Any such payments shall be a Deduction in determining Operating Profit. Owner shall, within five (5) days after receipt, furnish Manager with copies of official tax bills and assessments which it may receive with respect to the Inn. Either Owner or Manager (in which case Owner agrees to sign the required applications and otherwise cooperate with Manager in expediting the matter) may initiate proceedings to contest any negotiations or proceedings with respect to any Imposition, and all reasonable costs of any such contest shall be paid from Gross Revenues and shall be a Deduction in determining Operating Profit. Manager shall, as part of its contest or negotiation of any Imposition, be entitled, on Owner’s behalf, to waive any applicable statute of limitations in order to avoid paying the Imposition during the pendency of any proceedings or negotiations with applicable authorities.

B.    The work “Impositions” as used in this Agreement shall not include the following, all of which shall be paid solely by Owner, not from Gross Revenues nor from the Reserve:

1.    Any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax imposed on Owner, or any income tax imposed on any income of Owner (including distributions to Owner pursuant to Article III hereof);

2.    Special assessments (regardless of when due or whether they are paid as a lump sum or in installments over time) imposed because of facilities which are constructed by or on behalf of the assessing jurisdiction (for example, roads, sidewalks, sewers, culverts, etc.) which directly benefit the Inn (regardless of whether or not they also benefit other buildings), which assessments shall be treated as capital costs of construction and not as Deductions;

3.    “Impact Fees” (regardless of when due or whether they are paid as a lump sum or in installments over time) which are required of Owner as a condition to the issuance of site plan approval, zoning variances or building permits, which impact fees shall be treated as capital costs of construction and not as Deductions; or

4.    “Tax-increment financing” or similar financing whereby the municipality or other taxing authority has assisted in financing the construction of the Inn by temporarily reducing or abating normal Impositions in return for substantially higher levels of Impositions at later dates.

ARTICLE VIII

OWNERSHIP OF THE INN

8.01    Ownership of the Inn

A.    Owner hereby covenants that it holds good and marketable fee title to the Site and that, upon completion of the Inn, it will have, keep, and maintain good and marketable fee title to the Inn free and clear of any and all liens, encumbrances or other charges, except as follows:

1.    Any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax imposed on Owner, or any income tax imposed on any income of Owner (including distributions to Owner pursuant to Article III hereof);

2.    Special assessments (regardless of when due or whether they are paid as a lump sum or in installments over time) imposed because of facilities which are constructed by or on behalf of the assessing jurisdiction (for example, roads, sidewalks, sewers, culverts, etc.) which directly benefit the Inn (regardless of whether or not they also benefit other buildings), which assessments shall be treated as capital costs of construction and not as Deductions;

3.    “Impact Fees” (regardless of when due or whether they are paid as a lump sum or in installments over time) which are required of Owner as a condition to the issuance of site plan approval, zoning variances or building permits, which impast fees shall be treated as capital costs of construction and not as Deductions; or

4.    “Tax-increment financing” or similar financing whereby the municipality or other taxing authority has assisted in financing the construction of the Inn by temporarily reducing or abating normal Impositions in return for substantially higher levels of Impositions at later dates.

ARTICLE VIII

OWNERSHIP OF THE INN

8.01    Ownership of the Inn

A.    Owner hereby covenants that it holds good and marketable fee title to the Site and that, upon completion of the Inn, it will have, keep, and maintain good and marketable fee title to the Inn free and clear of any and all liens, encumbrances or other charges, except as follows:

1.    easements or other encumbrances (other than those described in subsections 2 and 3 hereof) that do not adversely affect the operation of the Inn by Manager and that are not prohibited pursuant to Section 8.03 of this Agreement;

2.    the First Mortgage or any replacement Mortgage and its related security instruments, provided that each of them contain a provision that has been previously approved in writing by Manager’s counsel that this Agreement will not be subject to forfeiture or Termination other than in accordance with the terms hereof, notwithstanding a default under the First Mortgage or any replacement Mortgage; or

3.    liens for taxes, assessments, levies or other public charges not yet due or due but not yet payable.

B.    Owner shall pay and discharge, on or before the due date, any and all (1) installments of principal and interest due and payable upon the First Mortgage, and (2) payments due under any other Mortgage that Owner has, with the prior written consent of Manager, entered into with respect to the Inn. Owner shall indemnify, defend and hold Manager harmless from and against all claims, litigation and damages arising from the failure to make any such payments as and when required; and this obligation of Owner shall survive Termination. Manager shall have no responsibility for payment of debt service due with respect to the Inn, from Gross Revenues or otherwise, and such responsibility shall be solely that of Owner.

C.    The parties recognize that, in the event of a foreclosure of any Mortgage encumbering the Inn, Manager will suffer damage to its reputation, notwithstanding the fact that (a) Manager has no ownership interest in the Inn, or (b) Manager continues to operate the Inn after such foreclosure pursuant tot he provisions of the First Mortgage or any replacement Mortgage as described in Section 8.01.A.2 or the “Subordination Agreement” generally described in Section 8.02 below. Accordingly, Owner agrees that it will not encumber the Inn with any mortgage indebtedness (including, but not limited to, the First Mortgage), nor any refinancing thereof, unless and until Manager has approved in writing the terms and conditions of such indebtedness, which approval shall be based on Manager’s good faith judgment that the projected Operating Profit of the Inn in subsequent Fiscal Years will be adequate to pay the debt service with respect to all indebtedness encumbering the Inn.

Notwithstanding the foregoing, Manager shall not withhold its approval of the amount of proposed Mortgage indebtedness if distributions of Operating Profit to Owner for the most recent two (2) full Fiscal Years equaled or exceeded annual debt service on the proposed new mortgage indebtedness to remain on the Inn, by at least one hundred fifty percent (150%).

D.    Owner covenants that, so long as Manager is not in Default under this Agreement, Manager shall quietly hold, occupy and enjoy the Inn throughout the Term hereof free from hindrance, ejection or molestation by Owner or other party claiming under, through or by right of Owner. Owner agrees to pay and discharge any payments and charges and, at its expense, to prosecute al appropriate actions, judicial or otherwise, necessary to assure such free and quiet occupation.

8.02     Subordination, Non-Disturbance and Attornment

A.    It shall be a condition of Manager’s obligations under this Agreement that, prior to the Opening Date, Manager and the First Mortgagee shall execute an instrument (the “Subordination Agreement”) satisfactory in all respect to both parties, which shall be recordable in the jurisdiction where the Inn is located, pursuant to which:

1.    This Agreement and any extensions, renewals, replacements or modifications thereto, and all right and interest of Manager in and to the Inn, shall be subject and subordinate to the First Mortgage;

2.    Manager shall be obligated to each of the Subsequent Owners to perform all of the terms and conditions of this Agreement for the balance of the remaining Term hereof, with the same force and effect as if such Subsequent Owner were the Owner; and

3.    In the event that there is a foreclosure of the First Mortgage (or a deed in lieu of foreclosure), or other exercise by the First Mortgagee of its remedies in the event of default, in connection with which title or possession of the Inn is transferred to the First Mortgagee (or its designee) or to a purchaser at foreclosure or to a subsequent purchaser from the First Mortgagee (or from its designee) (all of the foregoing shall collectively be referred to as “Subsequent Owners”), Manager shall not be disturbed in its rights under this Agreement so long as Manager is not in Default hereunder.

B.    In the event that the Subordination Agreement contains provisions requiring Manager (upon a default under the First Mortgage, or upon various other stipulated conditions) to pay certain amounts which are otherwise due to Owner under this Agreement to the First Mortgagee or its designee (rather than to Owner), or if the Subordination Agreement contains other provisions under which Manager could be required to perform certain actions which are inconsistent with the terms of this Agreement, Owner hereby gives its consent to such provisions, which consent shall be deemed to be irrevocable until the entire debt secured by the First Mortgage has been discharged.

C.    Prior to encumbering the Inn or the Site with any mortgage indebtedness other than the First Mortgage, Owner shall be obligated to obtain from the Mortgagee an executed, recordable agreement in substantially the same form as the Subordination Agreement, which Manager agrees to execute for the benefit of such mortgagee. If Owner encumbers the Inn or the

Site with mortgage indebtedness without first obtaining such an agreement for the mortgagee, it shall be a Default of Owner under this Agreement, entitled Manager to all of the remedies set forth in Article IX. In addition, any mortgagee indebtedness described in the preceding sentence shall be subject and subordinate to Manager’s rights under this Agreement, and this fact shall be stated in the memorandum described in Section 11.05 of this Agreement.

8.03    No Covenants, Conditions or Restrictions

A.    Owner covenants that, as of the Opening Date and during the Term of this Agreement, there will not be (unless Manager has given its prior written consent thereto) any covenants, conditions or restrictions, including reciprocal easement agreements or cost-sharing arrangements (collectively referred to as “CC&R’s”) affecting the Site or the Inn (i) which would prohibit or limit Manager from operating the Inn in accordance with the standards of this Agreement, including related amenities proposed for the Inn; or (ii) which would all Inn facilities (for example, parking spaces) to be used by persons other than guests, invitees or employees of the Inn.

B.    All financial obligations imposed on Owner or on the Inn pursuant to any CC&R’s shall be paid by Owner from its own funds, and not from Gross Revenues or from the Reserve, unless Manager has given its prior written consent to such CC&R’s.

8.04    Liens; Credit

Manager and Owner shall use commercially reasonable efforts to prevent any liens from being filed against the Inn which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Inn. They shall cooperate fully in obtaining the release of any such liens, and the cost thereof, if the lien was not occasioned by the fault of either party, shall be treated the same as the cost of the matter to which it relates. If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release. In no event shall either party borrow money in the name or pledge the credit of the other.

ARTICLE IX

DEFAULTS

9.01    Events of Default

Each of the following shall constitute an “Event of Default” to the extent permitted by applicable law:

A.    The filing of a voluntary petition in bankruptcy or a petition for reorganization under any bankruptcy law by either party, or the admission by either party that it is unable to pay its debts as they become due. Upon the occurrence of any Event of Default by either party (referred to as the “defaulting party”) as described under this subsection A, said Event of Default shall be deemed a “Default” under this Agreement.

B.    The consent to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by either party. Upon the occurrence of any Event of Default by either party as described under this subsection B, said Event of Default shall be deemed a “Default” under this Agreement.

C.    The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party’s assets, and such order, judgement or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive). Upon the occurrence of any Event of Default by either party as described under this subsection C, said Event of Default shall be deemed a “Default” under this Agreement.

D.    The failure of either party to make any payment required to be made in accordance with the terms of this Agreement, as of the due date as specified in this Agreement. Upon the occurrence of any Event of Default by either party as described under this subsection D, said Event of Default shall be deemed a “Default” under this Agreement if the defaulting party fails to cure such Event of Default within ten (10) days after receipt of written notice from the non-defaulting party demanding such cure.

E.    The failure of Owner to complete construction, furnishing and equipping of the Inn in the manner contemplated by the Addendum attached hereto on or before the date set forth in the time schedules mutually approved by Owner and Manager pursuant to the Addendum attached hereto, subject to an extension not to exceed a total of ninety (90) days for each day that Owner was prevented from meeting such schedules due to action or inaction of governmental authorities having jurisdiction over the Inn, strikes or like labor disturbances, casualty, weather, shortage of critical materials and supplies or other similar causes beyond the control of Owner. Upon the occurrence of any Event of Default by Owner as described under this subsection E, said Event of Default shall be deemed a “Default” under this Agreement if Owner fails to cure the Event of Default within thirty (30) days after receipt of written notice form Manager demanding such cure.

F.    The failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after the defaulting party’s receipt of written notice from the non-defaulting party of said failure. Upon the occurrence of any Event of Default by either party as described under this subsection F, said Event of Default shall be deemed a “Default” under this Agreement if the defaulting party fails to cure the Event of Default within thirty (30) days after receipt of written notice from the non-defaulting party demanding such cure, or, if the Event of Default is such that it cannot reasonably be cured within said thirty (30) day period of time, if the defaulting party fails to commence the cure of such Event of Default within said thirty (30) day period of time or thereafter fails to diligently pursue such efforts to completion.

9.02  Remedies

A.    Upon the occurrence of a Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action: (1) terminate this Agreement (subject to Section 9.02.B and C below) by written notice to the defaulting party, which termination shall be effective as of the effective date which is set forth in said notice, provided that said effective date shall be at least thirty (30) days after the date of said notice; (2) institute forthwith any and all proceedings permitted by law or equity (provided they are not specifically barred under the terms of this Agreement), including, without limitation, actions for specific performance and/or damages; and (3) avail itself of the remedies described in Section 9.03.

B.    Upon the occurrence of a Default as described under Section 9.01.F, the non-defaulting party shall be entitled to terminate this Agreement as described in Section 9.02.A above only in the event of a material breach by the defaulting party of its obligations under this Agreement.

C.    If Manager is the defaulting party with respect to a Default as described under Section 9.01, Owner shall be entitled to terminate this Agreement pursuant to Section 9.02.A above (and subject to Section 9.02.B) only if a court of competent jurisdiction issues a final determination (subject to no further appeal) that monetary damages alone are inadequate to compensate Owner for such Default.

9.03  Additional Remedies

A.    Upon the occurrence of an Event of Default by either party under the provisions of Section 9.01.D, the amount owed to the non-defaulting party shall accrue interest, at an annual rate equal to the Prime Rate plus three (3) percentage points, from and after the date on which such payment was originally due to the non-defaulting party.

B.    Upon the occurrence of an Event of Default by Owner under the provisions of Section 9.01.D, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw the amount (plus accrued interest as described in 9.03.A above) owed to Manager by Owner from distributions otherwise payable to Owner pursuant to Sections 3.01 and 4.01 of this Agreement.

C.    Manager and/or any Affiliate shall be entitled, in case of any breach of the covenants of Sections 11.11.E, F or G or 11.12 by Owner or others claiming through it, to injunctive relief and to any other right or remedy available at law. The provisions of this Section 9.03.C shall survive Termination.

D.    The rights granted under this Article IX shall not be in substitution for, but shall be in addition, to, any and all rights and remedies available to the non-defaulting party (including, without limitation, injunctive relief and damages) by reason of applicable provisions of law or equity.

ARTICLE X

ASSIGNMENT AND SALE

10.01  Assignment

A.    Manager shall not assign or transfer its interest in this Agreement without the prior written consent of Owner; provided, however, that Manager shall have the right, without Owner’s consent, to (1) assign its interest in this Agreement to Marriott or any Affiliate, (2) lease shops or grant concessions at the Inn so long as the terms of any such leases or concessions do not exceed the Term of this Agreement, (3) assign its interest in this Agreement in connection with a merger or consolidation or a sale of all or substantially all of the assets of Manager or Marriott, and (4) assign its interest in this Agreement in connection with a merger or consolidation or a sale of all or substantially all of the System assets owned by Manager, Marriott or any Affiliate.

B.    Owner shall not assign or transfer its interest in this Agreement without the prior written consent of the Manager; provided, however, that Owner shall have the right, without such consent, to (1) conditionally assign this Agreement as security for a Mortgage of the Inn in accordance with this Agreement, and (2) assign its interest in this Agreement in connection with a Sale of the Inn which complies with the provisions of Section 10.02 of this Agreement.

C.    In the event either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. An assignment by either Owner or Manager of its interest in this Agreement shall not relieve Owner or Manager, as the case may be, from its respective obligations under this Agreement, and shall inure to the benefit of, and be binding upon, its respective successors, heirs, legal representatives, or assigns.

10.02  Sale of the Inn

A.    Owner shall not enter into any Sale of the Inn to any individual or entity which: (1) does not, in Manager’s reasonable judgment, have sufficient financial resources and liquidity to fulfill Owner’s obligations under this Agreement; (2) is known in the community as being of bad moral character, or is in control of or controlled by persons who have been convicted of felonies in any state or federal court; or (3) is engaged in the business of operating (as distinguished from owning) hotels or other lodging facilities in competition with Manager, Marriott or any Affiliate. An individual or entity shall not be deemed to be in the business of operating hotels or other lodging facilities in competition with Manager, Marriott or any Affiliate solely by virtue of (x) the ownership of such hotels or other lodging facilities, either directly or indirectly through subsidiaries, affiliates and partnerships, or (y) holding a mortgage or mortgages secured by one or more hotels or other lodging facilities. Furthermore, Owner shall not enter into a Sale of the Inn if Owner is at the time in Default under the terms of this Agreement.

B.    If Owner decides to sell the Inn to a third party, then prior to offering the Inn for sale or negotiating a sale with any third party, Owner will give Manager notice of such decision and afford Manager forty-five (45) days in which to attempt to negotiate a mutually satisfactory agreement for purchase of the Inn. For purposes of this Section 10.02.B, a sale to a third party shall not include any transfer, sale or assignment to an institutional lender or to a trustee for such lender to secure a loan, nor to a sale at foreclosure under the First Mortgage or any replacement Mortgage. If, after expiration of forty-five (45) days following the date of Owner’s notice of its desire to sell the Inn, Owner and Manager are not willing or able to enter into a mutually acceptable agreement for purchase of the Inn, Owner shall be free to sell the Inn to a third party on terms and conditions not more favorable to such third party than Owner was willing to sell the Inn to Manager and subject to the following further conditions:

1.    Owner shall deliver written notice of the proposed sale to Manager stating the name of the prospective purchase or tenant, as the case may be, the price or rental, and the terms and conditions of such proposed Sale of the Inn, together with all other information thereafter requested by Manager and reasonably available to Owner.

2.    Within thirty (30) days after the date of receipt of Owner’s written notice and all such other information, Manager shall elect, by written notice to Owner, one of the following alternatives:

a.    to consent to such Sale of the Inn and to the assignment of the Agreement to such purchaser or tenant provided that concurrently with the closing thereof, the purchaser or tenant, as the case may be, shall, by appropriate instrument in form satisfactory to Manager, assume all of Owner’s obligations under this Agreement. An executed original of such assumption agreement shall be delivered to Manager; or

b.    to terminate this Agreement by written notice to Owner, which notice will set an effective date for such Termination not earlier than thirty (30) days, nor more than one hundred twenty (120) days, following the date of the giving of such notice. Manager shall have the right to change such effective date of Termination to coincide with the date of the closing of the proposed Sale of the Inn. Said notice of Termination shall not be effective if such Sale of the Inn is not closed.

C.    If Manager shall fail to elect either of the above alternatives within said thirty (30) day period, such failure shall be conclusively deemed to constitute an election and consent under subsection 10.02.B.2.A above, and the provisions thereof shall prevail as if Manager had consented in writing thereto. Any proposed Sale of the Inn, of which notice has been delivered by Owner to Manager hereunder, must be closed within one hundred eighty (180) days following the delivery of such notice, unless an extension has been agreed to by the parties hereto. Failing such closing, such notice, and any response thereto given by Manager, shall be null and void and all of the provisions of Section 10.02.B must again be complied with before Owner shall have the right to close a Sale of the Inn upon the terms contained in said notice, or otherwise.

D.    If Manager consents (or is deemed to have consented) to the proposed Sale of the Inn, then Manager shall have the option to require that such purchaser or tenant enter into a new management agreement with Manager, which new management agreement will be on all of the terms and conditions of this Agreement except that the Initial Term and Renewal Term of any such new agreement shall consist only of the balance of the Initial Term and Renewal Term remaining under this Agreement at the time of execution of any such new agreement. Such new management agreement shall be executed by Manager and such new owner at the time of closing of the Sale of the Inn, and a memorandum of such new management agreement shall be executed by the parties and recorded immediately following recording of the deed or memorandum of lease or assignment and prior to recordation of any other documents.

E.    Owner represents that its equity is directly and (if applicable) indirectly owned as shown on Exhibit B. In connection with the possibility of a Sale of the Inn achieved by means of a transfer of the controlling interest in Owner, Owner shall, from time to time, within thirty (30) days after written request by Manager, furnish Manager with a list of the names and addresses of the owners of capital stock, partnership interest, or other proprietary interest of Owner.

F.    Subject to Manager’s right of first negotiation as set forth in Section 10.2, Owner shall have the right at any time after the third (3rd) anniversary of the Opening Date to terminate this Agreement upon the closing of any Sale of the Inn but only in accordance with all of the terms and conditions set forth below:

1.    Owner shall first deliver to Manager written notice of a bona fide written contract for a Sale of the Inn, which written contract shall include a requirement that Owner terminate this Agreement as a condition to closing, together with all other information requested by Manager and reasonably available to Owner in accordance with the requirements of this Section 10.02.F;

2.    This Agreement shall terminate on the date that is one hundred eighty (180) days after Manager’s receipt of the notice described in subsection 1 above; provided, however, that Manager at its option shall have the right to change such effective date of Termination to coincide with the date of the closing of the Proposed Sale of the Inn. Any such Termination shall not be effective if such Sale of the Inn is not closed; and

3.    As a condition to the effectiveness of any such Termination, Owner shall pay to Manger on or before the date of Termination, as compensation for Manager’s expenses, lost revenue and loss of the Inn as part of the System, and not as penalty, an amount equal to three (3) times the average of the sum of the Base Management Fee, the Residence Inn System Fee plus the Incentive Management Fee earned by Manager over the three (3) full Fiscal Years prior to the date of Termination. No Termination under this Section 10.02.F. shall occur until Manager has received payment of such amount.

ARTICLE XI

MISCELLANEOUS

11.01  Right to Make Agreement

Each party warrants, with respect to itself, that neither the execution of the Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or, subject to Section 11.17 of this Agreement, require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of the Agreement and any extensions thereof, the full right to enter into the Agreement and perform its obligations hereunder.

11.02  Consents

Wherever in the Agreement the consent or approval of Owner or Manager is required, such consent or approval shall not be unreasonably withheld, delayed or conditioned, shall be in writing and shall be executed by a duly authorized officer or agent of the party granting such consent or approval. If either Owner or Manager fails to respond within thirty (30) days to a request by the other party for a consent or approval, such consent or approval shall be deemed to have been given (except as otherwise provided in this Agreement).

11.03  Agency

A.    The relationship of Owner and Manager shall be that of principal and agent, and nothing contained in this Agreement shall be construed to create a partnership or joint venture between them or their successors in interest. Manager’s agency established by this Agreement is coupled with an interest and may not be terminated by Owner until the expiration of the Term of this Agreement, except as provided in Articles VI or IX. The agency coupled with an interest herein was created by a complex, single, integrated transaction. Among other considerations, Owner and Manager stipulate that their mutual decision to enter into this Agreement was based on the following assumptions: (i) that one of the reasons why the System has succeeded in gaining the loyalty of its guests is that Residence Inn by Marriott hotels are located in a large number of geographical markets; (ii) that the success of many of Manager’s promotional efforts depends on the expectation of its guests that there will be a Residence Inn by Marriott hotel in most destinations where they may choose to travel; and (iii) by executing this Agreement, Manager intends to select this Inn to represent the System in the Inn’s market area, and, in so doing, Manager has foregone the opportunity to select other hotels in this market area. This agency is intended to provide security for the covenants, promises and guarantees herein. The agency was purchased for valuable consideration and is not terminable except as specifically allowed by the express provisions of this Agreement. The parties intend for this agency to be coupled with an interest, waive any right to claim that it is terminable at will, and further agree to be equitably estopped from asserting that the agency is not coupled with an interest.

B.    Notwithstanding the agency relationship created by this Agreement, neither this Agreement nor anything implied by the relationship between Manager and Owner shall prohibit the Marriott Companies from constructing, operating, or promoting, and authorizing others to construct, operate, or promote Residence Inn by Marriott Hotels, Marriott Inns, Courtyard by Marriott Hotels, Marriott Suites Hotels, Fairfield Inns, other lodging concepts, restaurants, or other business operations of any type, at any location, including a location proximate to the Site. Owner acknowledges, accepts and agrees further that (i) the Marriott Companies retain the right to construct or operate, or both, or promote or acquire, or authorize or otherwise license others to construct o operate, or both, or promote or acquire any hotels, lodging concepts or products, restaurants or other business operations of any type whatsoever, including, but not by way of limitation, Residence Inn by Marriott Hotels, Marriott Inns, Marriott Suites, Courtyard by Marriott Hotels, and Fairfield Inns at any location including one or more sites which may be adjacent, adjoining or proximate to the Site, which business operations may be in direct competition with the Inn; (ii) the Marriott Companies may exercise such right from time to time without notice to Owner; (iii) any such exercise may adversely affect the operation of the Inn; and (iv) Owner covenants that it shall not take any action, including a cause of action in a court of law or equity, which may be deemed to interfere with the exercise of this right by any of the Marriott Companies.

11.04  Applicable Law

The Agreement shall be construed under and shall be governed by the laws of the State in which the Site is located.

11.05  Recordation

The terms and provisions of the Agreement shall run with the parcel of land designated as the Site, and with Owner’s interest therein, and shall be binding upon all successors to such interest. The parties shall execute simultaneously with this Agreement sufficient copies of a “Memorandum of Management Agreement” in recordable form satisfactory to both parties. The Memorandum shall, if legally permitted, be recorded or registered (or such other steps shall be taken by the parties as are necessary, to the extent legally permitted, to give official notice to all third parties that the Agreement binds the Inn) promptly following the Effective Date of this Agreement in the jurisdiction in which the Inn is located. Any cost of such recordation shall be initially borne by Owner, reimbursed to Owner from Gross Revenues, and treated as a Deduction.

11.06  Headings

Headings of articles and sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular articles or sections to which they refer.

11.07  Notices

Notices, statements and other communications to be given under the terms of the Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail or Express Mail service, postage prepaid, return receipt requested or by nationally utilized overnight delivery service, addressed to the parties as follows:

To Owner:

c/o 12850 Spurling Rd., #114
Dallas, Texas 75230
Attn: Mr. B. Gene Carter
FAX: (214) 934-8698

To Manager:

Residence Inn by Marriott, Inc.
c/o Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attn: Dept. 51.851.14 Residence Inn — V.P. Finance
FAX: (301) 380-3384

With Copy To:

Residence Inn by Marriott, Inc.
c/o Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attn: Department 52.923 — Hotel Operations
FAX: (301) 380-6727

or at such other address as is from time to time designated by the party receiving the notice. Any such notice that is mailed in accordance herewith shall be deemed received when delivery is received or refused, as the case may be. Additionally, notices may be given by telephone facsimile transmission, provided that an original copy of said transmission shall be delivered to the addressee by nationally utilized overnight delivery service on the second business day following such transmission. Telephone facsimiles shall be deemed delivered on the date of such transmission.

11.08  Environmental Matters

A.    In the event of the discovery of Hazardous Materials (as defined below) on any portion of the Site or in the Inn during the Term of this Agreement, Owner shall promptly remove such Hazardous Materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with (1) the Comprehensive Environmental

Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended; (2) the regulations promulgated thereunder, from time to time; (3) all federal, state and local laws, rules and regulations (now or hereafter in effect) dealing with the use, generation, treatment, storage, disposal or abatement of Hazardous Materials; and (4) the regulations promulgated thereunder, from time to time (collectively referred to as “Environmental Laws”). Owner shall indemnify, defend and hold Manager harmless from and against all loss, costs, liability and damage (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the presence of Hazardous Materials on the Site or in the Inn; and this obligation of Owner shall survive Termination of this Agreement. “Hazardous Materials” shall mean and include any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” or “asbestos” as such terms are defined in any applicable Environmental Law in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws, as the same may be amended from time to time, or which may present a significant risk of harm to guests, invitees or employees of the Inn.

B.    All costs and expenses of the aforesaid removal of Hazardous Materials from the Site or the Inn, and of the aforesaid compliance with all Environmental Laws, and any amounts paid to Manager pursuant to the indemnity set forth in Section 11.08.A, shall be paid by Owner from its own funds, not as a Deduction nor from the Reserve, and shall be treated as an expenditure by Owner pursuant to Section 5.03.

11.09    Confidentiality

A.    The parties hereto agree that the matters set forth in this Agreement are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any outside person or entities (including the press) without the prior written consent of the other party except may be required by law and as may be reasonably necessary to obtain licenses, permits, and other public approvals necessary for the refurbishment or operation of the Inn, or in connection with Owner” financing of the Inn, a Sale of the Inn, or a sale of a controlling interest in Owner, Manager or Marriott.

B.    No reference to Manager or to any Affiliate will be made in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (collectively referred to as the “Prospectus”), issued by Owner or one of its affiliates, which is designed to interest potential investors in the Inn, unless Manager has previously received a copy of all such references. However, regardless of whether Manager does or does not so receive a copy of all such references, neither Manager nor any Affiliate will be deemed a sponsor of the offering described in the Prospectus, nor will it have any responsibility for the Prospectus, and the Prospectus will so state. Unless Manager agrees in advance, the Prospectus will not include any trademark, symbols, logos or designs of Manager of any Affiliates. Owner shall indemnify, defend and hold Manager harmless from and against all loss, costs, liability and damage (including attorneys’ fees and expenses, and the cost of litigation) arising out of any Prospectus or the offering described therein; and this obligation of Owner shall survive Termination of this Agreement.

11.10    Projections

Owner acknowledges that any written or oral projections, proformas or other similar information that has been, prior to execution of this Agreement, or will, during the Term of this Agreement, be provided by Manager, Marriott or any Affiliate to Owner is for information purposes only and that Manager, Marriott and any such Affiliate do not guarantee that the Inn will achieve the results set forth in any such projections, proformas, or other similar information. Any such projections, proformas or other similar information are based on assumptions and estimates; and unanticipated events may occur subsequent to the date of preparation of such projections, proformas and other similar information. Therefore, the actual results achieved by the Inn are likely to vary from the estimates contained in any such projections, proformas or other similar information and such variations might be material.

11.11    Actions to be Taken upon Termination

Upon a Termination of this Agreement, the following shall be applicable:

A.    Manager shall, within ninety (90) days after Termination of this Agreement, prepare and deliver to Owner a final accounting statement with respect to the Inn, as more particularly described in Section 4.02 hereof, along with a statement of any sums due from Owner to Manager pursuant hereto, dated as of the date of Termination. Within thirty (30) days of the receipt by Owner of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be a Deduction, unless the Termination occurs as a result of a Default by either party, in which case the defaulting party shall pay such cost. Manager and Owner acknowledge that there may be certain adjustments for which the information will not be available at the time of the final accounting and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that all accounts shall be deemed final two (2) years after Termination.

B.    Manager shall release and transfer to Owner (or to any purchaser as may be provided in this Agreement) any of Owner’s funds which are held or controlled by Manager with respect to the Inn with the exception of funds to be held in escrow pursuant to Sections 6.01.F and 11.11.I and otherwise in accordance herewith.

C.    Manager shall make available to Owner such books and records respecting the Inn (including those from prior years, subject to Manager’s reasonable records retention policies) as will be needed by Owner to prepare the accounting statements, in accordance with the Uniform System of Accounts, for the Inn for the year in which the Termination occurs and for any subsequent year.

D.    Manager shall (to the extent permitted by law) assign to Owner or to the new manager all operating licenses and permits for the Inn which have been issued in Manager’s name (including liquor and restaurant licenses, if any); provided that if Manager has expended any of its own funds in the acquisition of any of such licenses or permits, Owner shall reimburse Manager therefor if it has not done so already.

E.    Manager shall have the option to be exercised within thirty (30) days after Termination, to purchase, at their then book value, any items of the Inn’s Inventories and Fixed Asset Supplies as may be marked with any Trade Name, or any Marriott or Residence Inn trademark, other trade name, symbol, logo or design. In the event Manager does not exercise such option, Owner agrees that it will use any such items not so purchased exclusively in connection with the Inn until they are consumed.

F.    Owner shall have the right to operate the improvements on the Site without modifying the architectural design of same, notwithstanding the fact that such design or certain features thereof may be proprietary to Manager and/or protected by trade marks or service marks held by Manager or an Affiliate, provided that such use shall be confined to the Site.

G.    Any computer software (including upgrades and replacements) at the Inn owned by Manager, Marriott, an Affiliate, or the licensor of any of them is proprietary to Manager, Marriott, such Affiliate or the licensor of any of them and shall in all events remain the exclusive property of Manager, Marriott, the Affiliate or the licensor of any of them, as the case may be, and nothing contained in this Agreement shall confer on Owner the right to use any of such software. Manager shall have the right to remove from the Inn without compensation to Owner any computer software (including upgrades and replacements), including, without limitation, the RICHIE System software, owned by Manager, Marriott, any Affiliate or the licensor of any of them. Furthermore, upon Termination, Manager shall be entitled to remove from the Inn without compensation to Owner any computer equipment utilized as part of a centralized reservation system or owned by a party other than Owner.

H.    If this Agreement is terminated in accordance with the provisions hereof for any reason other than (1) Default by Manager or (2) expiration of the Term, then Owner shall, within ten (10) days after Manager’s request therefor, pay to Manager, as compensation for Manager’s lost revenue and expenses and not as a penalty, an amount equal to whichever of the following is applicable; (i) five (5) times the average annual Base Management Fees, Residence Inn System Fees and Incentive Management Fees due to Manager during the number of full Fiscal Years preceding the Fiscal Year in which the Termination occurred, if such Termination occurs on or prior to the expiration of the third (3rd) full Fiscal Year after the Opening Date; (ii) four (4) times the average annual Base Management Fees, Residence Inn System Fees and Incentive Management Fees due to Manager during the four (4) full Fiscal Years preceding the Fiscal Year in which the Termination occurred if such Termination occurs in the fourth (4th) full Fiscal Year after the Opening Date; or (iii) three (3) times the average annual Base Management Fees, Residence Inn System Fees and Incentive Management Fees due to Manager during the five (5) full Fiscal Years preceding the full Fiscal Year in which the Termination occurred if such Termination occurs after the beginning of the fifth (5th) full Fiscal Year after the Opening Date or during any Renewal Term. If Owner fails to pay such fee within the time period set forth herein, then Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withhold the amount of such fee from the Reserve, the Working Capital funds or any other funds of Owner held by or under the control of Manager.

I.    If this Agreement is terminated for any reason, other than a Termination by reason of a Default of Manager hereunder, an escrow fund shall be established from Gross Revenues to reimburse Manager for all costs and expenses incurred by Manager in terminating its employees at the Inn, such as severance pay, unemployment compensation, employment relocation, and other employee liability costs arising out of the termination of employment of Manager’s employees at the Inn all of which shall be in accordance with Marriott’s then standard corporate lodging policy for such items. If Gross Revenues are insufficient to meet the requirements of such escrow fund, then Owner shall deliver to Manager, within ten (10) days after receipt of Manager’s written request therefor, the sums necessary to establish such escrow fund; and if Owner fails to timely deliver such sums to Manager, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw the amount of such expenses from the Reserve, the Working Capital funds or any other funds of Owner held by or under the control of Manager.

J.    Various other actions shall be taken, as described in this Agreement, including, but not limited to, the actions described in Sections 4.05 and 6.01.F.

K.    Manager shall peacefully vacate and surrender the Inn to Owner.

The provisions of this Section 11.11 shall survive Termination.

11.12    Trademarks, Trade Names and Service Marks

The names “Marriott,” “Residence Inn,” “Residence Inn by Marriott” and “Marriott Residence Inn” (each of the foregoing names, together with any combination thereof, are collectively referred to as the “Trade Names”) when used alone or in connection with another word or words, and the Marriott or Residence Inn trademarks, service marks, other trade names, symbols, logos and designs shall in all events remain the exclusive property of Marriott, and nothing contained in this Agreement shall confer on Owner the right to use any of the Trade Names, or the Marriott or Residence Inn trademarks, service marks, other trade names, symbols, logos or designs otherwise than in strict accordance with the terms of this Agreement. Except as provided in Section 11.11.E, upon Termination any use of or right to use any of the Trade Names or any of the Marriott or Residence Inn trademarks, service marks, other trade names, symbols, logos or designs by Owner shall cease forthwith and Owner shall promptly remove from the Inn any signs or similar items which contain any of said Trade Names, trademarks, service marks, other trade names, symbols, logos or designs. If Owner has not removed such signs or similar items within ten (10) days after Termination, Manager shall have the right to do so at Owner’s expense; and if Owner fails to reimburse Manager for such expense within ten (10) days after receipt of written notice thereof from Manger to Owner, then Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw the amount of such expenses from the Reserve, the Working Capital funds or any other funds of Owner held by or under the control of Manager. Included under the terms of this section are all trademarks, service marks, trade names, symbols, logos or designs used in conjunction with the Inn, including, but not limited to, restaurant names, lounge names, etc., whether or not the marks contain the “Marriott” name or the “Residence Inn” name. The right to use such trademarks, service marks, trade names, symbols, logos or designs belongs exclusively to Manager, and the use thereof inures to the benefit of Manager whether or not the same are registered and regardless of the source of the same. The provisions of this Section 11.12 shall survive Termination.

11.13    Waiver

The failure of either party to insist upon a strict performance of any of the terms or provisions of the Agreement, or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

11.14    Partial Invalidity

If any portion of the Agreement shall be declared invalid by order, decree or judgment of a court, the Agreement shall be construed as if such portion had not been so inserted except when such construction would operate as an undue hardship on Manager or Owner or constitute a substantial deviation from the general intent and purpose of said parties as reflected in the Agreement.

11.15    Survival

All of the rights and obligations of the parties which, by their terms or by their nature, extend beyond Termination or that accrued but were not discharged prior to Termination shall automatically survive any Termination regardless of whether the applicable section so states.

11.16    Negotiation of Agreement

Owner is a business entity having substantial experience with the subject matter of this Agreement and has fully participated in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the draftsman. No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.

11.17    Approval by Manager’s Board of Directors

It shall be a condition to Manager’s obligations hereunder that Manager has obtained the approval of its Board of Directors for this transaction. If Manager’s Board of Directors has not approved this transaction within thirty (30) days after the Effective Date, this Agreement shall automatically terminate and the parties shall have no further rights or obligations hereunder or against each other pursuant hereto.

11.18    Entire Agreement

The Agreement, together with any other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to the Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a writing singed by the parties hereto.

ARTICLE XII

DEFINITION OF TERMS

12.01    Definition of Terms

The following terms when used in the Agreement and the Addendum attached hereto shall have the meanings indicated:

“Accounting Period” shall mean the four (4) week accounting periods having the same beginning and ending dates as Manager’s four (4) week accounting periods, except that an Accounting Period may occasionally contain five (5) weeks when necessary to conform Manager’s accounting system to the calendar.

“Affiliate” shall mean (a) any subsidiary or affiliate of Manager or Marriott or (b) a partnership in which Manager or Marriott, as the case may be, or subsidiary or affiliate of either, is a general partner.

“Agreement” shall mean this Management Agreement between Owner and Manager.

“Annual Operating Projection” shall have the meaning ascribed to it in Section 4.04.

“Available Cash Flow” shall mean an amount, with respect to each Fiscal Year or portion thereof during the Term of this Agreement, equal to the excess, if any, of the Operating Profit less Owner’s Priority.

“Average Annual Effective Rate” shall mean, for any hotel, in any Fiscal Year (i) the gross sum actually billed to guests as room occupancy charges exclusive of occupancy taxes, sales taxes, room service, valet service, in-room movies and other charges for services other than the provision of overnight sleeping accommodations, divided by (ii) the product of the number of days in such Fiscal Year multiplied by the number of guest rooms in such hotel.

“Base Management Fee” shall mean an amount payable to Manager as a Deduction from Gross Revenues for Central Office Services and Chain Services (except as provided in the definition of Chain Services), pursuant to Sections 3.01 and 4.01. The Base Management Fee shall, during any given Fiscal Year (or portion thereof), be equal to two percent (2%) of Gross Revenues.

“Buildings” shall have the meaning ascribed to it in Section A of the Recitals.

“Building Estimate” shall have the meaning ascribed to it in Section 5.03.

“CC&R’s” shall have the meaning ascribed to it in Section 8.03.

“Central Office Services” shall have the meaning ascribed to it in Section 1.03.

“Chain Services” shall have the meaning ascribed to it in Section 1.03: provided, however, that the Base Management Fee is intended to cover only the services currently listed (as of the Effective Date) in items (i) and (ii) of the definition of Chain Services in Section 1.03. Accordingly, if there are expenditures that were originally treated as Deductions but that are later determined to be more properly treated as Chain Services, the Inn’s allocable share of such expenditures shall be treated as Deductions (over and above the Deductions listed as items 7 and 8 of the definition of Deductions) and shall not be covered by the Base Management Fee. Conversely, if there are expenditures that were (as of the Effective Date) listed in item (i) or (ii) of the definition of Chain Services and included in Chain Services (as of the Effective Date) but that are later determined to be more properly furnished at the Inn instead of on a central or regional basis, such expenditures shall not later be treated as Deductions (over and above the Deductions listed as items 7 and 8 of the definition of Deductions) but shall continue to be covered by the Base Management Fee.

“Cure Amount” shall have the meaning ascribed to it in Section 2.02.C.

“Deductions” shall have the meaning ascribed to it in the definition of Operating Profit.

“Default” shall have the meaning ascribed to it in Section 9.01.

“Effective Date” shall have the meaning ascribed to it in the Preamble.

“Environmental Laws” shall have the meaning ascribed to it in Section 11.08.

“Event of Default” shall have the meaning ascribed to it in Section 9.01.

“FF&E” shall mean furniture, furnishings, fixtures, kitchen appliances, vehicles, carpeting and equipment, including front desk and back-of-the house computer equipment, but shall not include Fixed Asset Supplies or any computer software of any type (including upgrades and replacements) owned by Manager, Marriott, an Affiliate or Manager of Marriott, or the licensor of any of them.

“First Mortgage” shall mean the initial mortgage indebtedness obtained by Owner to finance the Inn (that replaces the construction financing of the Inn), and may take the form of a mortgage, deed of trust or security document customarily in use in the jurisdiction in which the Site is located..

“First Mortgagee” shall mean the holder of the First Mortgage.

“Fiscal Year” shall mean Manager’s Fiscal Year which as of the Effective Date ends at midnight on the Friday closest to December 31 in each calendar year; the new Fiscal Year begins on the Saturday immediately following said Friday. Any partial Fiscal Year between the Opening Date and the commencement of the first full Fiscal Year shall constitute a separate Fiscal Year. A partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall also constitute a separate Fiscal Year. If Manager’s Fiscal Year is changed in the future, appropriate adjustment to this Agreement’s reporting and accounting procedures shall be made; provided, however, that no such change or adjustment shall alter the term of this Agreement or in any way reduce the distributions of Operating Profit or other payments due hereunder.

“Fixed Asset Supplies” shall mean items included within “Property and Equipment” under the Uniform System of Accounts including, but not limited to, linen, china, glassware, tableware, uniforms, and similar items, whether used in connection with public space or Suites.

“Force Majeure” shall have the meaning ascribed to it in Section 6.04 hereof.

“Gross Revenues” shall mean all revenues and receipts of every kind derived from operating the Inn and all departments and parts thereof, including, but not limited to: income (from both cash and credit transactions) from rental of Suites, telephone charges, stores, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following: gratuities to employees of the Inn; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; interest received or accrued with respect to the funds in the Reserve or the other operating accounts of the Inn; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance; condemnation proceeds (other than for a temporary taking); or any proceeds from any Sale of the Inn or from the refinancing of any debt encumbering the Inn.

“Hazardous Materials” shall have the meaning ascribed to it in Section 11.08.

“Impositions” shall have the meaning ascribed to it in Section 7.01.

“Incentive Management Fee” shall mean an amount payable to Manager, pursuant to Sections 3.01 and 4.01, that is equal to twenty-five percent (25%) of Operating Profit in any Fiscal Year (or portion thereof).

“Included Year” shall mean any full Fiscal Year other than a full Fiscal Year in which either (i) as a result of Force Majeure (including the revocation of a material permit or license unless such revocation is the fault of Manager), Manager is unable to operate the Inn substantially in the ordinary course, or (ii) the Average Annual Effective Rate for the Inn is

greater than or equal to ninety percent t (90%) of the Average Annual Effective Rate being achieved by other operators of comparable hotels in the Trade Area as established by an independent hotel accounting or consulting company reasonably acceptable to Owner and Manager. The parties agree that once every other year they shall meet to determine which hotels are “comparable hotels in the Trade Area” for purposes of this definition.

“Initial Term” shall have the meaning ascribed to it in Section 2.01.B.

“Inn” shall mean the Site together with the Buildings and all other improvements constructed or to be constructed on the Site pursuant to this Agreement, all FF&E and Fixed Asset Supplies installed or located on the Site or in the Buildings, and all easements or other appurtenant rights thereto.

“Insurance Retention” shall have the meaning ascribed to it in Section 6.01.F.

“Inventories” shall mean “Inventories” as defined in the Uniform System of Accounts, such as, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

“Manager” shall have the meaning ascribed to it in the Preamble hereto or shall mean any successor or permitted assign, as applicable.

“Marketing Fund” shall mean that certain fund (or any successor to such fund) maintained by Manager or one of its Affiliates, in its capacity as franchisor of the System, to pay for the following System costs: all costs associated with developing, preparing, producing, directing, administering, conducting, maintaining and disseminating advertising, marketing, promotional and public relations materials, programs, campaigns, sales and marketing seminars and training programs, and similar activities of every kind and nature, including the Residence Inn directory; conducting market research; and paying the central operational costs of the Residence Inn reservation system; provided, however, that any costs described in this definition of Marketing Fund may, at the option of the Manager and The Residence Inn Association, whose membership is currently limited to Residence Inn franchisees, be charged directly to each inn in the System on the basis of actual use by or benefit to each inn and, in such event, shall become Deductions.

“Marriott” shall mean Marriott International, Inc., a Delaware corporation.

“Marriott Companies” shall mean Manager, Marriott and any Affiliate of Manager or Marriott.

“Mortgage” shall mean any mortgage, deed of trust, or security document customarily in use in the jurisdiction in which the Site is located.

“Mortgagee” shall mean the holder of any Mortgage encumbering the Site or the Inn.

“Opening Date” shall mean the opening date of the full number of Suites at the Inn for business to the public (along with the common area lobby and administrative offices) which date shall be established and certified by Manager.

“Operating Loss” shall mean a negative Operating Profit.

“Operating Profit” shall mean the excess of Gross Revenues over the following deductions (“Deductions”) incurred by Manager, on behalf of Owner, in operating the Inn:

1.    the cost of sales, including, without limitation, compensation, fringe benefits, payroll taxes and other costs related to Inn employees (the foregoing costs shall not include salaries and other employee costs of executive personnel of Manager who do not work at the Inn on a regular basis; except that the foregoing costs shall include the allocable portion of the salary and other employee costs of any general manager or other supervisory personnel (not including regional vice-presidents or regional salespeople) assigned to a “cluster” of hotels and inns which includes the Inn);

2.    departmental expenses incurred at departments within the Inn, administrative and general expenses and the cost of marketing incurred by the Inn, advertising and business promotion incurred by the Inn, heat, light, power, computer line charges and routine repairs, maintenance and minor alterations treated as Deductions under Section 5.01;

3.    the cost of Inventories and Fixed Asset Supplies consumed in the operation of the Inn;

4.    a reasonable reserve for uncollectible accounts receivable as determined by Manager;

5.    all costs and fees of independent professionals or other third parties who are retained by Manager to perform services required or permitted hereunder;

6.    all costs and fees of technical consultants and operational experts who are retained or employed by Manager and/or Affiliates of the Manager for specialized services (including, without limitation, quality assurance inspectors) and the cost of attendance by employees of the Inn at training and manpower development programs sponsored by Manager;

7.    the Residence Inn System Fee;

8.    the Base Management Fee;

9.    insurance costs and expenses as provided in Section 6.01;

10.    taxes, if any, payable by or assessed against Manager related to this Agreement or to Manager’s operation of the Inn (exclusive of Manager’s income taxes) and all Impositions;

11.    transfers to the Reserve required pursuant to Section 5.02;

12.    transfers required to be made, as they may change from time to time, to the Marketing Fund in order for the Inn to remain a member of the System (such contributions are presently two and one-half percent (2½%) of Suite Revenues);

13.    all sums charged to the Inn for room reservation obtained for the Inn through the reservation system used by Manager (the current system-wide charge is approximately __ % of Gross Revenues); and

14.    such other costs and expenses incurred by Manager as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Inn.

The term “Deductions” shall not include (a) debt service payments pursuant to the First Mortgage or any other mortgage financing on the Inn, (b) payments pursuant to equipment leases or other forms of financing obtained for the FF&E located in or connected with the Inn, or (c) rental payments pursuant to any ground lease of the Site, all of which shall be paid by Owner from its own funds.

“Owner” shall have the meaning ascribed to it in the Preamble or shall mean any successor or permitted assign, as applicable.

“Owner’s Priority” shall be $1,198,939.68.

“Partial Opening Date” shall mean the date the Inn is first opened for business to the public although fewer than all of the Suites are available for occupancy by guests, which date shall be established and certified by Manager; and if there is no Partial Opening Date, then all references thereto shall be deemed to be references to the “Opening Date.”

“Plans” shall have the meaning ascribed to it in the Addendum.

“Pre-Opening Expenses” shall have the meaning ascribed to it in the Addendum.

“Prime Rate” shall mean the “base rate” of interest announced from time to time by Bankers Trust Company, New York, New York.

“Renewal Term” shall have the meaning ascribed to it in Section 2.01.B.

“Repairs and Equipment Estimate” shall have the meaning ascribed to it in Section 5.02.D.

“Reserve” shall have the meaning ascribed to it in Section 5.02.A.

“Residence Inn System Fee” shall mean an amount payable to Manager as a Deduction from Gross Revenues for System Services, pursuant to Sections 3.01 and 4.01, that is an amount equal to (i) four percent (4%) of Suite Revenues for each Accounting Period through the end of the first twenty-six (26) full Accounting Periods, and (ii) five percent (5%) of Suite Revenues for each Accounting Period thereafter.

“Sale of the Inn” shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of the fee simple title to the Site and/or the Inn [or assignment of the leasehold interest of Owner in the Site and Owner’s rights i the Buildings and other improvements located on the Site]. For purposes of this Agreement, a Sale of the Inn shall also include a lease (or sublease) of all or substantially all of the Inn or Site and any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, in a single transaction or a series of transactions, of the controlling interest in Owner. If Owner is a corporation, the phrase “controlling interest” shall mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of Owner (through ownership of such shares or by contract). If Owner is not a corporation, the phrase “controlling interest” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of Owner.

“Site” shall have the meaning ascribed to it in Section A of the Recitals.

“System Services” shall have the meaning ascribed to it in Section 1.03.

“Subordination Agreement” shall have the meaning ascribed to it in Section 8.02.A.

“Subsequent Owners” shall have the meaning ascribed to it in Section 8.02.A.

“Suite” shall mean a lodging unit in the Inn.

“Suite Revenues” shall mean that portion of the Gross Revenues of the Inn which is attributable to the rental of the Suites.

“System” shall mean all inns which are operated under the “Residence Inn by Marriott,” “Residence Inn” or “Marriott Residence Inn” Trade Names.

“Term” shall have the meaning ascribed to it in Section 2.01.B.

“Termination” shall mean the expiration or sooner cessation of this Agreement.

“Trade Names” shall have the meaning ascribed to it in Section 11.12.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for Hotels, Eighth Revised Edition, 1986, as published by the Hotel Association of New York City, Inc.

“Working Capital” shall mean funds which are reasonably necessary for the day-to-day operation of the business of the Inn, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, operating bank accounts, receivables, payrolls, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities.

IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed under seal as of the day and year first written above.

OWNER:

Attest:		WESTEL PROPERTIES II, LTD., a limited partnership

		By:	Westel Associates, L.C., General Partner

By:	/s/ Beverly Beach		By:	/s/ Jon W. Davis

Title:			Title:	Vice President

MANAGER:

Attest:		RESIDENCE INN BY MARRIOTT, INC., a Delaware corporation

By:	/s/ Nina R. Eldred	By:	/s/ Robert B. Morris
	Assistant Secretary		Vice President

[Add appropriate acknowledgment forms]

EXHIBIT A

The Site

[omitted]

EXHIBIT B

Equity Interest in Owner

[omitted]

ADDENDUM

Construction and Pre-Opening

The following provisions shall, as supplemented by the terms and provisions set forth in the Agreement, govern the rights and obligations of Owner and Manager during the construction and pre-opening stages of the Inn.

I.    Construction and Financing

A.    Owner shall, at its sole cost and expense, develop the Inn on the Site under a financing plan mutually agreed upon by Owner and Manager no later than sixty (60) days after the Effective Date. Owner shall prepare and submit a financing plan to Manager no later than thirty (30) days after the Effective Date. The financing plan shall contain at a minimum (1) a current financial statement for Owner and all individuals or entities comprising Owner, and (2) with respect to funds to be borrowed from a construction lender, and with respect to funds which are applied to replace said construction financing, the type of lender that will provide the funds and the identity of the lender (if known), the amount of such funds, and the terms of the loan.

B.    Manager shall make available, if not previously provided to Owner, a set of prototypical plans and specifications (not including construction drawings or specifications) for the Inn and the current edition of the “Residence Inn Design Guide.” Owner shall, after receiving said materials from Manager, cause Owner’s architect to produce plans, specifications and complete working drawings, including without limitation, architectural, electrical, plumbing, HVAC, structural, civil engineering and landscape drawings (collectively, the “Plans”) which shall be properly sealed by Owner’s architect. The Plans shall adapt Manager’s prototypical plans and specifications to the Site and to local and state laws, regulations and ordinances and shall incorporate Manager’s fire and life safety standards and other standards of quality and efficiency set by Manager for the design and construction of a Residence Inn. The Plans along with a current geotechnical report shall be submitted to Manager for approval at least sixty (60) days prior to commencement of construction of the Inn. Following Manager’s approval of the Plans, no changes in such Plans shall be made which materially affect the operation, cost or aesthetics of the Inn without the prior written consent of Manager.

C.    Owner shall construct, furnish and fully equip the Inn in accordance with the Plans which have been previously approved by Manager. During the course of construction, Owner shall cooperate fully with Manager for the purpose of permitting Manager, at Manager’s option, to inspect the construction of the Inn at a minimum (1) just prior to the installation of the drywall, (2) upon completion of the model suite and (3) upon completion of the Inn, to determine whether construction is proceeding in accordance with Manager’s standards and specifications and the approved Plans. Owner shall give Manager at least thirty (30) days notice prior to each of the events described in the sentence immediately above to enable Manager to schedule its inspection; it is understood that Manager is not obligated to inspect the construction of the Inn. Manager’s exercise of its rights to approve the Plans and any proposed changes thereto and to inspect construction of the Inn shall be solely for the purpose of assuring compliance with the terms and conditions of this Agreement, and Manager shall have no liability or obligations with respect to the Plans or construction of the Inn. Upon completion of the Inn, Owner shall submit to Manager an architect’s certification that the Inn has been constructed and completed in accordance with the Plans which were approved by Manager (or, if any changes in the Plans, as approved by Manager as required hereunder) and a copy of the Certificate of Occupancy for the Inn. To the extent that Manager determines that the Inn as constructed does not conform to the approval Plans, Owner shall promptly correct such nonconforming work; any nonconforming work discovered prior to the opening of the Inn shall be corrected by Owner prior to the Opening Date.

D.    Owner shall be responsible for obtaining all licenses, permits and other approvals required for construction and operation of the Inn and agrees upon request by Manager to sign promptly and without charge applications for any such licenses, permits and other documents as may be required by the applicable authority.

E.    Unless Manager specifically approves in writing to the contrary, all FF&E installed in the Inn as of the Opening Date and at any time thereafter will be purchased (not leased) by Owner, free and clear of all liens and security interests other than the First Mortgage.

F.    Manager will have the option of terminating the Agreement by written notice to be delivered to Owner if:

1.    within ninety (90) days after the Effective Date Owner has not obtained all necessary written commitments for the construction and long term debt financing of the Inn; or

2.    construction of the Buildings and other improvements constituting the Inn has not commenced within one hundred eighty (180) days after the Effective Date, with construction being deemed to have commenced upon the pouring of the footings for the Inn; or

3.    construction, furnishing and equipping of the Buildings and other improvements constituting has not been completed in accordance with the Plans approved by Manager, or all permits and licenses necessary for operation of the Inn have not been obtained within twelve (12) months after construction has commenced.

II.    Pre-Opening Activities and Expenses

A.    It is recognized that certain activities must be undertaken so that Inn can function properly on the Partial Opening Date and thereafter. Accordingly, from time to time at the appropriate time both prior to and after the Opening Date, Manager shall:

1.    Recruit, train and employ the staff required for the Inn;

2.    Undertake pre-opening promotion and advertising, including opening celebrations;

3.    Test the operations of the Inn;

4.    Provide, for a period to end not later than one hundred twenty (120) days after the Opening Date, a task force of experts and personnel to supervise and assist with certain pre-opening and opening operations;

5.    Apply for the initial licenses and permits required for the operation of the Inn as contemplated by the Agreement; and

6.    In general, render such other miscellaneous services incidental to the preparation and organization of the Inn’s operations as may be required for the Inn to be adequately staffed and capable of operating on the Partial Opening Date and during the first Fiscal Year.

The expenses relating to such activities (“Pre-Opening Expenses”) shall include, but not be limited to, the types of items listed on Schedule A attached hereto, such as salaries and wages (including those of personnel of Marriott and Affiliates), costs of interim office space, professional fees, telephone expenses, staff hiring and training costs, travel and moving expenses, costs of opening celebrations, the cost of heat, light and power not chargeable to the cost of constructing the Inn, advertising and promotion expenses, and miscellaneous expenses.

B.    Approximately six (6) months prior to the projected Partial Opening Date, and thereafter as necessary, Manager shall prepare and submit an estimate (or revised estimates, as the case may be) of the total Pre-Opening Expenses to Owner. In the event the Partial Opening Date or the Opening Date is delayed or postponed from the original date established therefor, such estimates shall be subject to revision to reflect any increases in Pre-Opening Expenses occasioned by such delay or postponement. Owner shall notify Manager in advance of any impending delay or postponement of the Partial Opening Date or the Opening Date, to enable Manager (to the extent reasonably practicable) to reduce the increases in Pre-Opening Expenses occasioned thereby. It is understood, however, that to the extent that such a delay or postponement of the Partial Opening Date or the Opening Date causes increased Pre-Opening Expenses pursuant to Section II C of this Addendum, regardless of the fact that such delay or postponement may be the result of Force Majeure. For purposes of the preceding sentence, the term “increased Pre-Opening Expenses” shall include all out-of-pocket cancellation penalties in the event Manager must cancel reservations made for Suites, meeting rooms and other Inn facilities as a result of such delay or postponement of the Partial Opening Date or the Opening Date.

C.    Pre-Opening Expenses shall be borne by Owner and advanced to Manager within fifteen (15) days after Owner’s receipt of the above-described estimates or revised estimates, as the case may be. At the time of delivering to Owner any revised estimate of Pre-Opening Expenses, Manager shall also deliver an accounting of any funds expended to date for Pre-Opening Expenses. Within ninety (90) days after the final expenditure of funds for Pre-Opening Expenses, Manager shall deliver to Owner an itemized accounting of funds so expended along with payment to Owner of any surplus of estimated Pre-Opening Expenses previously funded by Owner and not spent by Manager. If, following the Partial Opening Date, Owner has failed to provide funds for Pre-Opening Expenses in accordance with Manager’s estimates, Manager shall have the option to deduct such amounts (plus interest from the date of expenditure until repayment to Manager at an annual rate equal to the Prime Rate plus three (3) percentage points) from Owner’s share of Operating Profit.

III.    Opening Date

A.    The projected Partial Opening Date, if any, and the Opening Date shall be set forth in time schedules which will be mutually approved by Owner and Manager pursuant to Section LB of this Addendum. However, the actual Partial Opening Date and the Opening Date shall in no event be earlier than the date upon which all elements of the Inn, (but, in the case of a Partial Opening Date, not including those elements related strictly to the Suites that are not to be opened on the Partial Opening Date) have been substantially completed in accordance with the Plans and ready for their intended use and occupancy, and in compliance with the provisions of Section III B below. Manager’s agreement to delay the Partial Opening Date or the Opening Date pursuant to the preceding sentence shall not prejudice Manager’s rights under Section 9.01 E of the Agreement.

B.    Owner agrees that on the Partial Opening Date and on the Opening Date there will be no ongoing construction on any portion of the Inn which would materially adversely affect access to the Inn (including all parts of the Inn scheduled to be opened on the Partial Opening Date or Opening Date, whichever is applicable) or which would otherwise materially adversely limit, restrict, disturb or interfere with Manager’s operation of the Inn in accordance with its usual high standards. If, as of the Partial Opening Date or the Opening Date, there remain to be completed minor unfinished “punch list” items or installation of incidental FF&E and supplies in the common area, lobby, administrative offices or any Suites to be opened on the Partial Opening Date or Opening Date, whichever is applicable, none of which preclude Manager (in Manager’s reasonable judgment) from operating the Inn in accordance with the standards of this Agreement, the Partial Opening Date or Opening Date, whichever is applicable, shall not be delayed for such reasons but Owner shall be obligated to promptly finish such items.

IV.    Initial Working Capital and Fixed Asset Supplies

At least sixty (60) days prior to the anticipated Partial Opening Date, Owner shall provide to Manager the initial Working Capital for the Inn in the amount of Sixty Thousand Dollars ($60,000). Additionally, Owner shall provide to Manager at least sixty (60) days prior to the anticipated Partial Opening Date the initial Fixed Asset Supplies for the Inn (or the funds necessary to supply the Inn with the Initial Fixed Asset Supplies) in accordance with specifications to be provided by Manager.

V.    Interim Insurance

Owner shall, at its expense, at all times during the period of construction, furnishing and equipping of the Inn, procure and maintain adequate property, general liability and automobile liability insurance (with limits and coverage to be mutually agreed upon) fully protecting Owner and Manager against loss or damage arising in connection with the preparation, construction, furnishing and equipping of the Inn and pre-opening activities. All policies required under this Section V shall include Manager as an additional insured. Owner shall deliver to Manager, upon execution of the Agreement, certificates of insurance with respect to all policies so procured and, in the case of insurance policies about to expire, shall deliver certificates with respect to the renewal thereof. All certificates of insurance provided for under this Section V shall, to the extent obtainable, state that the insurance shall not be cancelled or materially changed without at least thirty (30) days prior written notice to the certificate holder. Insurance premiums and any other costs or expenses with respect to the insurance required under this Section V shall be paid by Owner from its own funds and not as a Deduction.

VI.    Conditions to Manager’s Obligations

The obligations of Manager under the Agreement shall not be conditioned upon the following:

A.    timely completion of the Inn in accordance with the requirements set forth in Section I of this Addendum; and

B.    receipt, prior to the Opening Date as projected under Section III of this Addendum, of all licenses, permits, decrees, acts, orders or other approvals necessary for the operation of the Inn.

Any default by either Owner or Manager of its obligations under this Addendum shall be governed by Article IX of the Agreement.

[END OF ADDENDUM]

SCHEDULE A
TO
ADDENDUM

Illustrative Example of
Pre-Opening Expenses

[omitted]

EXHIBIT “B”

OWNERSHIP INTERESTS

General Partner:
Westel Associates, L.C.	30%
Limited Partner:
NWB Partners, Ltd.	70%